Exhibit 99

Farmers & Merchants Bancorp (FMCB)
Reports Strong First Quarter 2024 Earnings

First Quarter 2024 Highlights

■	Net income of $22.7 million, or $30.56 per share;
■	Achieved return on average assets of 1.71% and return on average equity of 16.33%;
■	Strong liquidity position with $738.4 million in cash, $239.9 million in available-for-sale investment securities and a borrowing capacity of $1.9 billion as of March 31, 2024;
■	Strengthening capital position with a total risk-based capital ratio of 14.23%, common equity tier 1 ratio of 12.75%, tier 1 leverage ratio of 10.85% and a tangible common equity ratio of 9.68%;
■	Credit quality remains solid with net recoveries of $53,000; no non-accrual loans or leases at quarter-end; and a total allowance for credit losses of 2.12%.

Farmers & Merchants Bancorp (OTCQX: FMCB) (the “Company” or “FMCB”), the parent company of Farmers & Merchants Bank of Central California (the “Bank” or “F&M Bank”), reported net income of $22.7 million, or $30.56 per diluted common share for the first quarter of 2024 compared with $23.5 million, or $30.80 per diluted common share, for the first quarter of 2023.  The first quarter of 2023 benefited from cash proceeds from a non-taxable death benefit on bank-owned life insurance (BOLI) of $4.3 million which was partially offset by a $5.7 million loss on the sale of securities based on the decision to reposition the securities portfolio given the interest rate environment. Excluding these first quarter 2023 items, net income for the first quarter of 2024 of $22.7 million was higher than the first quarter of 2023 of $22.5 million while earnings per share of $30.56 in the first quarter of 2024 was higher than the $29.44 in the first quarter of 2023. Annualized return on average assets was 1.71% and return on average equity was 16.33% for the first quarter of 2024 compared with 1.80% and 18.93% for the first quarter of 2023.  The expense efficiency ratio for first quarter was 44.94% down from 47.62% for the first quarter of 2023.

Net income over the trailing twelve months was $87.5 million compared with $81.6 million for the same trailing periods a year earlier.  Earnings per share over the trailing twelve months totaled $116.37, up 10.15% compared with $105.65 for the same trailing periods a year ago and $84.54 for the same period two years ago.

CEO Commentary

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer, stated, “We continue to be very pleased with the Company’s strong ongoing financial performance including the results in the first quarter of 2024 highlighted by net income of $22.7 million and a return on average assets of 1.71% and return on average equity of 16.33%.  After record-setting annual earnings for the past six consecutive years, we begin 2024 with another strong quarter of earnings and performance. We achieved these outstanding results while continuing to maintain a strong liquidity position and balance sheet at quarter end with $738.4 million in cash, $239.9 million of available-for-sale investments and access to $1.9 billion in borrowing capacity. Capital levels continue to strengthen and are significantly above the regulatory thresholds for "well-capitalized" banks. The customer deposit base remained low cost compared to peers and deposits grew $420.4 million year over year as of March 31, 2024. Our longstanding established client relationships have contributed to our resilient and stable deposit footings. The loan portfolio continues to grow both during the first quarter and year over year as we continue to serve the needs of our customers and local communities. Consistent with the last several years, credit quality remains solid. Our Company remains in excellent financial condition and is well positioned to meet the challenges ahead as we have for the past 108 years. We are also pleased to announce that in March 2024, S&P Global Market Intelligence rated Farmers & Merchants Bancorp the 4th best performing bank in the nation for 2023 with assets between $3.0 and $10 billion.”

Earnings

Net interest income for the quarter ended March 31, 2024 was $51.7 million compared with $55.7 million in the same quarter in 2023 and $53.8 million in the fourth quarter of 2023. The Company’s net interest margin decreased to 4.14% in the first quarter of 2024 compared with 4.24% in the fourth quarter of 2023 as the increase in deposit costs due to the interest rate environment has outpaced the increase in loan yields over the last year.

Balance Sheet

Total assets at quarter-end were $5.7 billion up from $5.3 billion as of December 31, 2023. Total loans and leases outstanding were $3.6 billion, an increase of $41.6 million or 1.16% from December 31, 2023 and an increase of $262.7 million or 7.82% from March 31, 2023. As of March 31, 2024 our total investment securities portfolio was $1.0 billion, an increase of $46.6 million from December 31, 2023 and an increase of $78.0 million from March 31, 2023. The portfolio is comprised of $239.9 million in available-for-sale securities and $807.0 million in held-to-maturity securities. Total deposits increased $291.5 million, or 6.24% to $5.0 billion at March 31, 2024 compared to December 31, 2023. Total deposits increased by $420.4 million or 9.26% compared to March 31, 2023.  Our loan to deposit ratio was 74.73% as of March 31, 2024 down from 78.52% as of December 31, 2023.

Credit Quality

The Company’s credit quality remained solid with no non-accrual loans and leases as of March 31, 2024 and a negligible delinquency ratio of only 0.31% of total loans. Net recoveries were $53,000 in the first quarter of 2024 compared to net recoveries of $56,000 in the fourth quarter of 2023. Net recoveries over the trailing twelve months were $195,000. The Company’s allowance for credit losses totaled $75.0 million, or 2.02% of total loans and leases as of March 31, 2024, with no provision recorded during the first quarter of 2024. The total allowance for credit losses on loans and leases and unfunded commitments was $78.7 million or 2.12% as of March 31, 2024 compared to $78.7 million or 2.15% as of December 31, 2023.

Capital

The Company’s and Bank’s regulatory capital ratios continued to strengthen during the first quarter of 2024.  At March 31, 2024, the Company’s preliminary total risk-based capital ratio was 14.23%, the common equity tier 1 capital ratio was 12.75% and the tier 1 leverage capital ratio was 10.85% an increase from 13.78%, 12.30% and 10.38% from December 31, 2023, respectively. At March 31, 2024, all F&M Bank capital ratios exceeded the regulatory requirements to be classified as “well-capitalized”. During the first quarter, the Company repurchased 5,201 shares, or approximately 21.6% of the board approved share repurchase plan and 0.70% of shares outstanding as of the beginning of the first quarter.  At March 31, 2024, the tangible common equity ratio was 9.68% a slight increase from the 9.67% as of March 31, 2023. Tangible book value per share increased to $743.08 at March 31, 2024, up 14.52% compared with $648.88 a year ago.

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, trades on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.   Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations. F&M Bank is financially strong, with over $5.7 billion in assets, and is consistently recognized as one of the nation’s safest banks by national bank rating firms. The Bank has maintained a 5-Star rating from BauerFinancial for 31 consecutive years, longer than any other commercial bank in the State of California.

In July 2023 Farmers & Merchants Bancorp was named by Bank Director’s Magazine as the #1 best performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2022. The selection of Farmers & Merchants Bancorp as the best performing bank in 2022 was based on using five metrics to assess performance from data compiled by Piper Sandler & Co. using S&P Global Market Intelligence data.

Farmers & Merchants Bancorp has paid dividends for 88 consecutive years and has increased dividends for 58 consecutive years. As a result, Farmers & Merchants Bancorp is a member of a select group of only 56 publicly traded companies referred to as “Dividend Kings”, and is ranked 17th in that group based on consecutive years of dividend increases. A “Dividend King” is a stock with 50 or more consecutive years of dividend increases.

F&M Bank is the 14th largest bank lender to agriculture in the United States. F&M Bank operates in the mid-Central Valley of California including, Sacramento, San Joaquin, Solano, Stanislaus, and Merced counties and the east region of the San Francisco Bay Area, including Napa, Alameda and Contra Costa counties.

F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of “Outstanding” in their 2022 Community Reinvestment Act (“CRA”) evaluation.

F&M Bank was named the “Best Community Bank in California” by Newsweek magazine, in October 2021. Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state.  This recognition speaks to the superior customer service the F&M Bank team members provide to its clients.

F&M Bank was inducted into the National Agriculture Science Center’s “Ag Hall of Fame” at the end of 2021 for providing resources, financial advice, guidance, and support to the agribusiness communities as well as to students in the next generation of agribusiness workforce. F&M Bank is dedicated to helping California remain the premier agricultural region in the world and will continue to work with the next generation of farmers, ranchers, and processors. F&M Bank remains committed to servicing the needs of agribusiness in California as has been the case since its founding 108 years ago.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management’s current expectations regarding the Company’s financial performance.    Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may”. Forward-looking statements in this press release include, without limitation, statements regarding loan and deposit production (including any growth representations), balance sheet management, levels of net interest margin, the ability to control costs and expenses, the competitive environment, financial and regulatory policies of the United States government, water management issues in California and general economic conditions, inflation, recessions, natural disasters, pandemics, geopolitical risks, economic uncertainty in the United States, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting the Company’s operations, pricing, products and services. These and other important factors are detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

FINANCIAL HIGHLIGHTS

	Three Months Ended
(dollars in thousands, except per share amounts)	March 31, 2024	December 31, 2023	March 31, 2023
Earnings and Profitability:
Interest income	$66,641	$67,392	$59,632
Interest expense	14,928	13,592	3,910
Net interest income	51,713	53,800	55,722
Provision for credit losses	-	2,350	1,500
Noninterest income	5,075	2,401	3,460
Noninterest expense	25,521	24,866	28,183
Income before taxes	31,267	28,985	29,499
Income tax expense	8,544	7,560	5,952
Net income	$22,723	$21,425	$23,547

Diluted earnings per share	$30.56	$28.55	$30.80
Return on average assets	1.71%	1.63%	1.80%
Return on average equity	16.33%	16.54%	18.93%

Loan yield	6.09%	6.10%	5.69%
Cost of average total deposits - core deposits	1.27%	1.14%	0.32%
Net interest margin - tax equivalent	4.14%	4.24%	4.55%
Effective tax rate	27.33%	26.08%	20.18%
Efficiency ratio	44.94%	44.24%	47.62%
Book value per share	$760.96	$735.00	$667.04

Balance Sheet:
Total assets	$5,714,573	$5,308,928	$5,133,771
Cash and cash equivalents	738,397	410,642	529,593
of which held at Fed	672,601	338,375	461,315
Total securities	1,046,827	1,000,200	968,824
of which available for sale	239,856	182,512	118,437
of which held to maturity	806,971	817,688	850,387
Gross Loans	3,706,437	3,665,397	3,437,591
Allowance for credit losses - Loans	75,018	74,965	68,573
Total deposits	4,959,589	4,668,095	4,539,162
Borrowings	100,000	-	-
Subordinated debentures	10,310	10,310	10,310
Total shareholders’ equity	$565,217	$549,755	$508,902

Loan-to-deposit ratio	74.73%	78.52%	75.73%
Percentage of checking deposits to total deposits	49.39%	51.76%	55.89%

Capital ratios (Bancorp) (1)
Common equity tier 1 capital to risk-weighted assets	12.75%	12.30%	12.19%
Tier 1 capital to risk-weighted assets	12.97%	12.53%	12.43%
Risk-based capital to risk-weighted assets	14.23%	13.78%	13.68%
Tier 1 leverage capital ratio	10.85%	10.38%	9.94%
Tangible Common Equity Ratio (2)	9.68%	10.13%	9.67%

(1)	Capital information is preliminary March 31, 2024
(2)	Non-GAAP measurement

Non-GAAP measurement reconciliation:

(Dollars in thousands)	March 31, 2024	December 31, 2023	March 31, 2023

Shareholders’ equity	$565,217	$549,755	$508,902
Less: Intangible assets	13,282	13,419	13,849
Tangible common equity	$551,935	$536,336	$495,053

Total Assets	$5,714,573	$5,308,928	$5,133,771
Less: Intangible assets	13,282	13,419	13,849
Tangible assets	$5,701,291	$5,295,509	$5,119,922

Tangible common equity ratio(1)	9.68%	10.13%	9.67%

(1)	Tangible common equity divided by tangible assets